Exhibit 99.1

New Mountain Finance Corporation Closes Private Placement of $90 Million of 4.87% Senior Notes due 2023

NEW YORK—(BUSINESS WIRE) — 02/05/2018—New Mountain Finance Corporation (NYSE: NMFC) (the “Company”, “NMFC”, or “our”) today announced that on January 30, 2018, it closed on a private placement of $90 million in aggregate principal amount of 4.87% Series 2018A Senior Notes due January 30, 2023 (the “Notes”) by entering into a second supplement (the “Supplement”) to its Amended and Restated Note Purchase Agreement dated September 30, 2016 (the “Note Purchase Agreement”).  Except as set forth in the Supplement, the Notes have the same terms as the $90 million in aggregate principal amount of the 5.313% Senior Notes due May 15, 2021 and the $55 million in aggregate principal amount of the 4.76% Series 2017A Senior Notes due July 15, 2022 (collectively, the “Prior Notes”) that the Company previously issued pursuant to the Note Purchase Agreement and the first supplement thereto, respectively.  Goldman, Sachs & Co. acted as exclusive placement agent for the Company in connection with the Notes offering.

The Company intends to use the net proceeds of the Notes to temporarily repay indebtedness (which will be subject to re-borrowing) and to make new investments in portfolio companies in accordance with its investment objective and strategies.

About New Mountain Finance Corporation

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.  The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities.  The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche.  In some cases, investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

Forward-Looking Statements

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

New Mountain Finance Corporation
Investor Relations

Shiraz Y. Kajee, Authorized Representative
+1 (212) 220-3505

NMFCIR@newmountaincapital.com

Source: New Mountain Finance Corporation